CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Magnum Hunter Resources Corporation
          We consent to (i) the inclusion in this Current Report on Form 8-K of Magnum Hunter Resources Corporation, and (ii) the incorporation by reference into Registration Statements of Magnum Hunter Resources Corporation on Form S-3 (File Nos. 333-166756, 333-168161 and 333-169651) and on Form S-8 (File Nos. 333-168802, 333-169814 and 333-171168), of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of NGAS RESOURCES, INC. and its subsidiaries for each of the years in the three year period ended December 31, 2010. We also consent to the references to our firm contained in this Current Report and in any Prospectus or Prospectus Supplements relating to the Registration Statements listed above, including under the caption “Experts”.
/s/ HALL, KISTLER & COMPANY LLP
HALL, KISTLER & COMPANY LLP
Canton, Ohio
March 5, 2011